Exhibit 4.1

BP p.l.c.

RULES OF THE BP RECOVERY PLAN 2011

Adoption:	7 September 2011

	Table of Contents
Contents		Page

1	Grant of Options	1

2	Option Price	2

3	Adjustment of Options	2

4	Exercise and lapse – general rules	3

5	Exercise and lapse in other circumstances – personal events	4

6	Exercise and lapse in other circumstances – corporate events	5

7	Exchange of Options	6

8	Exercise of Options	7

9	General	9

10	Changing the Plan and termination	11

11	Governing law and jurisdiction	11

12	Meanings of words used	11

Schedule 1		14

Rules of the BP Recovery Plan 2011

1	Grant of Options

1.1	Grant of Options

1.1.1	The Designated Corporate Officer may resolve to grant to any Eligible Employee an Option to acquire such number of Shares as the Designated Corporate Officer may determine.

1.1.2
Unless the Designated Corporate Officer decides otherwise in any particular case, Options must not be granted to an Eligible Employee who has given or received notice of termination of employment with a Member of the Group, whether or not such termination is lawful.

1.2	Time when Options may be granted

Options may be granted at any time, subject to the application of Dealing Restrictions.

1.3	Conditions

When granting an Option, the Designated Corporate Officer may make its exercise conditional on the satisfaction of any condition(s). Conditions may be different for different Optionholders. If conditions apply, an Optionholder will be notified of the conditions in such manner as the Designated Corporate Officer decides. Any condition must be specified at the Date of Grant and may provide that an Option will lapse if it is not satisfied. The Designated Corporate Officer may waive or change a condition in any way he sees fit.

1.4	Notification of grant of Options

The Designated Corporate Officer will notify the grant of Options to Optionholders in such manner as he determines.

1.5	No payment

Optionholders are not required to pay for the grant of any Option.

1.6	Disclaimer of Option

Any Optionholder may disclaim all or part of his Option within 80 days after the Date of Grant by notice in writing to the Company. If this happens, the Option will be deemed never to have been granted under the Plan. Optionholders are not required to pay for the disclaimer.

1.7	Restriction on disposal of interests and hedging

1.7.1
Subject to rule 1.7.2, an Optionholder may not sell, transfer, assign, hedge, charge or otherwise dispose of an Option (or part of or any interest in an Option) and must not enter into any transaction which transfers the risk of price movements with regard to the Shares subject to an Option. If he does, whether voluntarily or involuntarily, then the Designated Corporate Officer may determine that the whole of the Option lapses.

1.7.2	Rule 1.7.1 does not apply:

(i)	to the transmission of an Option on the death of an Optionholder to his personal representatives; or

(ii)	to the assignment of an Option, with the prior consent of the Designated Corporate Officer, subject to any terms and conditions the Designated Corporate Officer imposes.

1.8	Issue of Shares

Shares may not be issued or transferred from treasury to satisfy Options without prior approval of this Plan by shareholders of the Company.

1.9	Options over ADSs

The Designated Corporate Officer may decide to grant options in the form of an Option to acquire ADSs and references in these rules Share, Option, Price etc. shall be construed accordingly.  Upon the exercise of any Option to acquire ADSs the Company will make arrangements for the Optionholder to acquire ADSs.

2	Option Price

2.1	Setting the Option Price

The Option Price will be not less than the Market Value of a Share on the Date of Grant.

2.2	Market Value

“Market Value” on any particular day means:

(i)
the closing middle market quotation of a Share (taken from the Daily Official List of the London Stock Exchange) on the immediately preceding Business Day or, in the case of an ADS listed on the New York Stock Exchange, the closing price quoted on the New York Stock Exchange for that preceding Business Day; or

(ii)
if the Designated Corporate Officer so decides, the average of the closing middle market quotations of a Share (taken from the Daily Official List of the London Stock Exchange) or, in the case of an ADS listed on the New York Stock Exchange, the closing price quoted on the New York Stock Exchange, over the immediately preceding three or five Business Days;

3	Adjustment of Options

3.1	Power to adjust

If there is:

(i)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

(ii)	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Taxes Act 2010;

(iii)	a special dividend or distribution

the Designated Corporate Officer may adjust the number of Shares comprised in each Option and the Option Price in any way (including retrospective adjustments) which the Designated Corporate Officer considers appropriate.

3.2	Nominal value

The Option Price may not be adjusted to a price less than the nominal value of a Share.

3.3	Notice

The Designated Corporate Officer may notify Optionholders of any adjustment made under this rule 3.

4	Exercise and lapse – general rules

4.1	Exercise

An Optionholder may exercise his Option at any time during the Option Period (subject to any Dealing Restriction) following Vesting and subject to any conditions being satisfied in accordance with rule 1.3.

4.2	Lapse

An Option will lapse at the end of the Option Period or, if earlier, on the earliest of:

4.2.1	the date the Optionholder ceases to be an employee;

4.2.2	the end of the last day on which the Option can be exercised in any circumstance referred to in rules 5.1, 5.2, 5.3 or 6; or

4.2.3	the date when any circumstance referred to in rule 1.7, occurs.

4.3	Priority

If an Option becomes exercisable under more than one provision of the rules of the Plan, the provision which results in the shortest Exercise Period of the Option will prevail.

4.4	Forfeiture

4.4.1
Notwithstanding any other rules of the Plan (including, without limitation, rules 5.1,  5.2 or 5.3), if the Designated Corporate Officer determines that an Optionholder has engaged in personal conduct (including, but not limited to, a violation of the BP Code of Conduct) which the Designated Corporate Officer considers was contrary to the legitimate expectations of the Company for an employee in the Optionholder's position then the Designated Corporate Officer may reduce the number of Shares subject to an Option (including to zero) or if an Option has already been exercised but Shares have not yet been transferred (because of, for example, any Dealing Restrictions), transfer to the Optionholder a reduced number of Shares or no Shares at all.

4.4.2
Where an Optionholder has ceased to be an employee but has retained his Option as a consequence of rule 5.1, the Designated Corporate Officer retains the right to lapse his Option if, prior to the Option being exercised, the Optionholder joins a Competitor Organisation of any Member of the Group within 12 months of ceasing to be an employee. The Designated Corporate Officer will have the sole discretion to determine the definition of “Competitor Organisation”.

4.5	Ceasing to be an employee

For the purposes of these rules, an Optionholder will not be treated as ceasing to be an employee of a Member of the Group:

4.5.1	until he ceases to be an employee of all Members of the Group; or

4.5.2	unless the Designated Corporate Officer decides otherwise, if he recommences employment with, or becomes a director of, a Member of the Group within seven days.

5	Exercise and lapse in other circumstances – personal events

This rule 5 sets out exceptions to the general rules of exercise and lapse in rule 4.

5.1	Leaving in exceptional circumstances

5.1.1
If an Optionholder ceases to be an employee for any of the reasons set out below at least one year after the Date of Grant, his Options will not lapse and he may exercise them in accordance with rule 5.1.2. The reasons are:

(i)	redundancy;

(ii)	ill-health, injury, disability;

(iii)	the Optionholder’s employing company ceasing to be a Member of the Group;

(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Optionholder works to a person which is neither under the Control of the Company nor a Member of the Group; and

(v)	any other reason, if the Designated Corporate Officer so decides in any particular case.

5.1.2	Where rule 5.1.1 applies, if the Optionholder ceases to be an employee:

(i)	before Vesting, he may exercise his Option within one year of Vesting,

(ii)	on or after Vesting, he may exercise his Option within one year of the date he ceases to be an employee.

The Option is only exercisable to the extent that any condition has been satisfied.

5.1.3
In addition, if either of rules 5.1.1(i), 5.1.1(iii) or 5.1.1(iv) apply unless the Designated Corporate Officer decides otherwise, the extent to which the Option is exercisable will be reduced pro rata to reflect any period during which the Optionholder was not an employee between the Date of Grant and Vesting.

5.1.4
The Designated Corporate Officer must exercise any discretion provided for in rule 5.1.1(v) within 80 days after cessation of the relevant Optionholder’s employment. If the Designated Corporate Officer allows an Optionholder to exercise his Option in accordance with rule 5.1.1(v) he will set the period during which the Option can be exercised but this may not be longer than one year from the date the Optionholder ceases to be an employee, unless the Designated Corporate Officer determines otherwise in any particular case. The Designated Corporate Officer may also impose any other conditions.

5.2	Death

If an Optionholder dies, his Options may be exercised by his personal representatives in full up to one year from his death.

5.3	Career breaks

5.3.1
If an Optionholder is on a Career Break on the date that his Option would Vest under the Plan, then unless the Designated Corporate Officer determines otherwise in any particular case, the Option will only become exercisable after the Designated Corporate Officer determines that the Optionholder has returned to normal employment at the end of the Career Break and has continued to be in his normal employment for a period of three months from the date of return, and in that period has not given or received notice of termination of employment.

5.3.2
Unless any of the reasons set out in rules 5.1, 5.2 or 6 apply, if the Optionholder ceases to be an employee of any Member of the Group before having returned to normal employment at the end of the Career Break or during the three month period referred to in rule 5.3.1, then his Option will lapse on cessation of employment. If any of the reasons set out in rules 5.1, 5.2 or 6 do apply, his Option will become exercisable in accordance with those rules.

5.4	Overseas transfer

This rule applies if an Optionholder is transferred to work in another country, and, as a result of that transfer, the Optionholder may either:

5.4.1	suffer a tax disadvantage in relation to his Options (this being shown to the satisfaction of the Designated Corporate Officer); or

5.4.2
become subject to restrictions on his ability to exercise his Options or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred.

If the Optionholder continues to hold an office or employment with a Member of the Group, the Designated Corporate Officer may permit the Optionholder to exercise the Option to such extent as he determines and during the period starting three months before and ending three months after the transfer takes place. If the Optionholder does not exercise his Options, following this rule 5.4, the usual exercise rules will apply to him at the appropriate times.

6	Exercise and lapse in other circumstances – corporate events

6.1	Takeovers

6.1.1	This rule 6.1 does not apply if Options are to be replaced in accordance with rule 6.4.

6.1.2	This rule applies where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares.

6.1.3	When this rule applies, Options may be exercised (subject to any condition set in accordance with rule 1.3) until the earlier of:

(i)	the date six months after the date on which the person making the offer has obtained Control of the Company; and

(ii)	six weeks after the date on which a notice to acquire Shares under Section 979 of the Companies Act 2006 or any other equivalent local legislation is first served.

6.2	Company reconstructions

6.2.1	This rule does not apply if Options are to be replaced in accordance with rule 6.4.

6.2.2	This rule applies when, under Section 899 of the Companies Act 2006 or any other equivalent local legislation:

(i)	a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

(ii)	there is any other local equivalent to that sanction procedure.

6.2.3
When this rule applies, Options may be exercised (subject to any condition set in accordance with rule 1.3) within six months after the date of the sanction. Any Option not so exercised will lapse at the end of that period.

6.3	Demergers and other significant distributions

This rule does not apply if Options are to be replaced in accordance with rule 6.4.

If the Designated Corporate Officer becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction not falling within rule 6.1 or 6.2 which, in the opinion of the Designated Corporate Officer, would affect the current or future value of any Option, the Designated Corporate Officer may, acting fairly, reasonably and objectively, in his discretion, allow some or all Options to be exercised (subject to any condition set in accordance with rule 1.3). The Designated Corporate Officer will specify the period of exercise of such Options, whether the Options will lapse at the end of the period

The Designated Corporate Officer will notify any Optionholder who is affected by the Designated Corporate Officer exercising his discretion under this rule.

6.4	Mergers and reorganisations

If, as a result of events specified in rules 6.1 to 6.2.3, a company (the “Acquiring Company”) obtains Control of the Company and:

6.4.1	the shareholders of the Acquiring Company, immediately after it has obtained Control, are substantially the same as the shareholders of the Company before then; or

6.4.2	the obtaining of Control is pursuant to a merger with the Company; and

6.4.3	the Company and the Acquiring Company consent to the replacement of Options under this rule 6.4,

then Options will not become exercisable. Instead, all rights under the Plan will be replaced in accordance with rule 7.3.

6.5	Designated Corporate Officer

In rules 6.1, 6.2 and 6.2.3, “Designated Corporate Officer” means the person who was the Designated Corporate Officer immediately before the relevant event.

7	Exchange of Options

7.1	Application

This rule 7 applies to all Options if any of the following occur:

7.1.1	a person (or a group of persons acting in concert) has obtained Control of the Company as a result of making an offer to acquire Shares;

7.1.2
a court sanctions a scheme of arrangement under Section 899 of the Companies Act 2006 (or equivalent local legislation) in connection with the acquisition of Shares or there is a local equivalent to that sanction procedure;

7.1.3	any person becomes entitled or bound to acquire Shares under Section 981 of the Companies Act 2006 (or equivalent legislation); or

7.1.4	the Company and the Acquiring Company consent to the replacement of Options in accordance with rule 6.4.

7.2	Agreement to exchange

If this rule 7 applies, Options may be exchanged during the period of six months after the relevant event and with the agreement of the company offering the exchange.

7.3	Exchange terms

Where an Option is to be exchanged, the Optionholder will be granted a new option to replace it.

Where an Optionholder is granted a new option:

7.3.1	the new option will be in respect of shares in any body corporate determined by the company offering the exchange;

7.3.2	the new option will be equivalent to the Option that was exchanged;

7.3.3	the new option will be treated as having been acquired at the same time as the Option that was exchanged and will be exercisable in the same manner and at the same time;

7.3.4	the new option will be subject to the rules as they last had effect in relation to the Option that was exchanged; and

7.3.5
with effect from the exchange, the rest of the rules will be construed in relation to the new option as if references to Shares were references to the shares over which the new option is granted and references to the Company were references to the body corporate determined under rule 7.3.1.

8	Exercise of Options

8.1	Exercise

An Optionholder can exercise his Option validly only in the way described in, and subject to, this rule 8.

8.2	Part exercise

Subject to any other restriction in the rules, an Option may be exercised in respect of all the Shares under the Option or only some of those Shares. The Designated Corporate Officer may set a minimum limit in respect of which an Option can be exercised.

8.3	Manner of exercise

Options must be exercised in a form specified by the Company and must be accompanied by correct payment in full of the Option Price for the number of Shares being acquired or details of arrangements agreed between the Optionholder and the Company made for the payment of the Option Price for the number of Shares being acquired.

8.4	Option exercise date

8.4.1
Subject to rules 8.4.2, the “Option Exercise Date” will be the date of receipt by the Company or other duly appointed agent of the notice and, if appropriate, documents and the payment referred to in rule 8.3.

8.4.2
If an option exercise notice is delivered at a time when there is a Dealing Restriction, the Option Exercise Date will be the date when the Optionholder is permitted to exercise an Option following the lifting of such Dealing Restriction provided, however, this rule does not extend any period in which an Option is exercisable.

8.4.3
If an Option lapses before the Option Exercise Date, any attempted exercise of that Option is invalid. No employee has any right to compensation if an Option becomes exercisable under the Plan but lapses before the Option Exercise Date.

8.5	Transfer of Shares

Subject to rule 8.7 (Consents) following the exercise of an Option, the Designated Corporate Officer will procure that the Shares are transferred to the Optionholder within 30 days of the Option Exercise Date.

8.6	Rights

Optionholders will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They will not be entitled to rights before that date.

8.7	Consents

All transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere.

8.8	Articles of association

Any Shares acquired on the exercise of Options are subject to the articles of association of the Company from time to time in force.

8.9	Cash alternative

The Designated Corporate Officer may at any time determine not to procure the transfer of Shares to an Optionholder who exercises his Option, but instead to pay to him (subject to the withholding provisions in rule 8.10) a cash amount. This cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price. Alternatively, the Designated Corporate Officer may procure the transfer of Shares to the value of that cash amount. If the Designated Corporate Officer so determines, the Optionholder need not pay the Option Price or, if he has paid it, the Company will repay the Option Price to him.

8.10	Withholding, deduction and offsets

8.10.1
Any Member of the Group, duly appointed agent or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Options. These arrangements may include the sale or reduction in number of any Shares or the Optionholder discharging the liability himself.

8.10.2
In addition, it shall be a condition of exercise that any Member of the Group, duly appointed agent or trustee may deduct from and set off against the Shares (whether payable in cash or Shares and whenever payable) any debt, obligation, liability, or other amount owed by the Optionholder to a Member of the Group, including but not limited to amounts under an expatriate tax policy (as currently in effect or as amended from time to time), or amounts advanced on behalf of the Optionholder with respect to employment taxes, as determined in the sole discretion of the Designated Corporate Officer.

9	General

9.1	Notices

9.1.1	Any notice or other document which has to be given to an Eligible Employee or Optionholder under or in connection with the Plan may be:

(i)	delivered or sent by post to him at his home address according to the records of the Member of the Group employing him;

(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of the Member of the Group is used by him; or

(iii)	posted on the Company’s website

or in the case of (i) or (ii) above, such other address which the Company considers appropriate.

9.1.2
Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Designated Corporate Officer or duly appointed agent may from time to time decide and notify to Optionholders) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

9.1.3
Notices sent by post will be deemed to have been given on the earlier of the date of actual receipt and the second day after the date of posting. However, notices sent by or to an Optionholder who is working overseas will be deemed to have been given on the earlier of the date of actual receipt and the seventh day after the date of posting.

9.1.4	Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

9.2	Documents sent to shareholders

The Company, if it considers appropriate, may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.

9.3	Designated Corporate Officer’s decisions final and binding

The decision of the Designated Corporate Officer on the interpretation of the rules or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.

9.4	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask an Optionholder’s employer to bear the costs in respect of an Option granted to that Optionholder.

9.5	Regulations

The Designated Corporate Officer has the power from time to time to make or vary regulations for the administration and operation of the Plan, but these must be consistent with the rules.

9.6	Terms of employment

9.6.1	For the purposes of this rule, “Employee” means any employee of a Member of the Group.

9.6.2	This rule 9.6 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

9.6.3
Where a contract of employment exists for an Optionholder, nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. Where no contract of employment exists, nothing in the rules or the operation of the Plan creates in whole or in part a contract of employment.  The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

9.6.4
No employee has a right to participate in the Plan. Participation in the Plan or the grant of Options on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Options on the same basis, or at all, in any future year.

9.6.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

9.6.6
The Employee will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

9.6.7	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision; or

(iii)	the operation, suspension, termination or amendment of the Plan.

9.6.8
Participation in the Plan is permitted only on the basis that the Optionholder accepts all the provisions of the rules, including this rule 9.6. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to exercise an Option subject to and in accordance with the express terms of the rules.

9.6.9
Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

9.7	Employee trust

The Company and any Member of the Group may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006.

9.8	Data protection

By participating in the Plan, the Optionholder consents to the holding and processing of personal data provided by the Optionholder to any Member of the Group, trustee or third party service provider for all purposes relating to the operation of the Plan. These include, but are not limited to:

9.8.1	administering and maintaining Optionholder records;

9.8.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

9.8.3	providing information to future purchasers of the Company or the business in which the Optionholder works; and

9.8.4
transferring information about the Optionholder to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Optionholder’s home country.

10	Changing the Plan and termination

10.1	Designated Corporate Officer’s powers

The Designated Corporate Officer may change or terminate the Plan at any time with or without prior notification to the Optionholders. However, Options granted before such termination will continue to be valid and will be exercisable as described in these rules.

10.2	Notice

The Designated Corporate Officer may give written notice of any changes made to or termination of the Plan to any Optionholder affected.

11	Governing law and jurisdiction

English law governs the Plan and all Options and their construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Option.

12	Meanings of words used

In these rules:

“ADS” means an American depositary share representing ordinary shares of the Company;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Designated Corporate Officer determines, any stock exchange nominated by the Designated Corporate Officer on which the Shares are traded) is open for the transaction of business;

“Career Break” means an extended period of unpaid leave from normal work, without ceasing to be an employee or director of any Member of the Group, with the agreement of the Company and which is designated by the Designated Corporate Officer as a Career Break for the purposes of these rules;

“Company” means BP p.l.c.;

“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007;

“Date of Grant” means the date which the Designated Corporate Officer sets for the grant of an Option;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code and for this purpose the Model Code means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange), as varied from time to time;

“Designated Corporate Officer” means the Group Chief Executive or other appropriate Corporate Officer or employee authorised under BP’s System of Internal Control and associated delegations;

“Eligible Employee” means any person who is an employee of a Member of the Group but excludes an executive director of the Company;

“Exercise Period“ means the period between the vesting of an Option and its lapse.

“Listing Rules” means the rules relating to admission to the Official List;

“London Stock Exchange” means London Stock Exchange plc or its successor;

“Member of the Group” means:

(i)	the Company;

(ii)	its Subsidiaries from time to time; or

(iii)	any other company which is associated with the Company and is so designated by the Designated Corporate Officer;

“Model Code” means the Model Code on dealings in securities set out in Listing Rule 9, annex 1;

“Official List” means the list maintained by the Financial Services Authority for the purpose of section 74(1) of the Financial Services and Markets Act 2000;

“Option” means a right to acquire Shares granted under the Plan which is subject to the rules;

“Optionholder” means a person holding an Option or his personal representatives;

“Option Period” means a period starting on the Date of Grant of an Option and ending at the end of the day before the tenth anniversary of the Date of Grant, or such shorter period as may be specified on the Date of Grant;

“Option Price” means the amount payable for each Share on the exercise of an Option calculated as described in rule 2;

“Plan” means these rules known as “The BP Recovery Plan 2011”, as changed from time to time;

“Regulatory Information Service” means a service that is approved by the Financial Services Authority as meeting the Primary Information Provider criteria and is on the list of Regulatory Information Services maintained by the Financial Services Authority;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006; and

“Vesting” means the date on which an Option ordinarily becomes exercisable as set by the Designated Corporate Officer on the Date of Grant and “Vest” shall be construed accordingly.

Schedule 1

US

This United States (“US”) Schedule has been adopted by the Company and shall vary the terms of the Plan (and any other related documents) accordingly for all US Optionholders. For the purposes of this Schedule 1, a “US Optionholder” means an Optionholder who is:

(i)	a US citizen;

(ii)	a US permanent resident (as may be evidenced by a so-called “green card” and/or participation in a US tax-qualified pension plan sponsored by a Member of the Group);

(iii)	a non-US citizen who is posted to the United States as of a Vesting Date and who is (or expected to become) subject to US taxation as a resident alien; or

(iv)
a non-US citizen subject to US taxation, including a non-resident alien taxpayer of the United States, but only to the extent that his or her grant, Vesting or Exercise of Options, in whole or in part, is deemed to be income from a US source subject to taxation under the Internal Revenue Code of 1986, as amended (the “Code”).

Rule 1.3 shall be varied by adding the following:

For purposes of Rule 1.3, the Designated Corporate Officer may not waive or change conditions for a US Optionholder in a manner which would waive or change Rules 4.2 and/or 4.4.1.

Rule 1.7.2(ii) shall be varied by removing the following:

Rule 1.7.2 (ii): This subsection shall not apply.

Rule 2.2 shall be varied by adding the following:

If such an average is used for Options granted to US Optionholders, the Designated Corporate Officer shall designate the US Optionholder receiving the Options, the number of Shares or ADSs subject to the Options and the method for determining the Option Price, including the period over which the averaging will occur, before the beginning of the specified averaging period.

Rule 3.1 shall be varied by adding the following:

The Designated Corporate Officer may, in his/her discretion, modify such adjustment with respect to Options held by US Optionholders to the extent necessary to avoid non-compliance with Section 409A of the Code.

Rule 5.1.1 shall be replaced in its entirety to read as follows:

5.1.1        Leaving in exceptional circumstances

If a US Optionholder ceases to be employed by any Member of the Group before the Vesting date but at least one year after the Date of Grant for any of the reasons set out below, his Options do not lapse and will Vest on the Vesting date and can be exercised as provided in 5.1.2. The reasons are:

(i) Disability. For the purposes of this Rule, a US Optionholder will be considered Disabled if he is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of a Member of the Group; or (c) otherwise disabled within the meaning of Section 409A of the Code;

(ii) a US Optionholder’s involuntary termination of employment with any Member of the Group, other than due to such Optionholder’s conduct or performance. For avoidance of doubt, the following circumstances will be considered an involuntary termination of employment: (a) termination of a US Optionholder’s employment by his or her employer with no anticipated return to employment with a Member of the Group, or a termination considered by the Designated Corporate Officer to have been initiated by the US Optionholder’s employer with no anticipated return to employment with a Member of the Group, in both cases where the termination is not based on the US Optionholder’s conduct or performance; or (b) termination of a US Optionholder’s employment as a result of a Change in Control.  A transfer of employment from one Member of the Group to another will not be considered a termination of employment, nor will a reduction in hours, unless such is considered an involuntary termination of employment within the meaning of Section 409A of the Code.

Rule 5.1.3 shall be replaced in its entirety to read as follows:

In addition, if rule 5.1 of this US schedule applies, the extent to which the Option is exercisable will be reduced pro rata to reflect any period during which the Optionholder was not an employee between the Date of Grant and Vesting.

Rule 5.1.4 shall be varied as follows:

Rule 5.1.4 shall not apply

Rule 5.2 shall be varied by adding the following:

In relation to any deceased US Optionholder, an Option may not be exercised under this rule 5.2 until all relevant US securities filings have been made and any other relevant US securities laws’ requirements have been satisfied in respect of the Plan.

Rule 5.3 shall be varied by adding the following:

Rule 5.3 is not intended to be applied to a Optionholder who is considered a US Optionholder. If applicable non-US law requires the general application of Rule 5.3 to any US Optionholder, Rule 5.3 will be applied in a manner consistent with the provisions of Rule 5.1 of this US Schedule.

Rule 5.4 shall be varied by adding the following:

Rule 5.4 is not intended to be applied to a US Optionholder.

Rule 6 shall be varied by adding the following:

This Rule 6 will only apply to US Optionholders and Options issued to them when there is a Change in Control, as defined herein.

Rule 7 shall be varied by adding the following:

This Rule 7 will only apply to US Optionholders and Options issued to them when there is a Change in Control, as defined herein.

Rule 7.3 shall be varied by adding the following:

The Designated Corporate Officer may, in his/her discretion, modify the terms of any exchange made under the Rule 7 with respect to Options held by US Optionholders to the extent necessary to avoid non-compliance with Section 409A of the Code.

Rule 9.2 shall be varied as follows:

The Company will send to US Optionholders copies of any documents or notices required to be sent to US Optionholders in accordance with the rules and regulations of the US securities laws.

Rule 9.7 shall be varied as follows:

Rule 9.7 shall not apply, but only to avoid non-compliance with Section 409A of the Code.

Rule 11 shall be varied by adding the following:

11           Governing law and jurisdiction

11.1        Compliance with Section 409A and Other Applicable Laws

To the extent that the grant of Options results in the deferral of compensation under Section 409A of the Code: (i) the intent of all terms used by the Plan is to comply with Section 409A and its implementing regulations, as currently in effect or as hereafter may be amended; (ii) for US Optionholders the delivery of Shares or other property will not occur until the earliest date permitted under Section 409A(a)(2) and (a)(3) of the Code; and (iii) the Plan shall be unfunded for the purposes of Section 409A of the Code.

Notwithstanding any provision of this Plan to the contrary, including but not limited to rule 10.1 the Designated Corporate Officer may amend or terminate the grant, Vesting and/or exercise of Options under this Plan at any time and without prior notice if he determines in his sole discretion that such action is necessary or advisable to avoid or mitigate potential non-compliance with applicable law or if compliance would create unreasonable administrative burdens. If the terms of a grant, Vesting or exercise of Options are amended or terminated, the Company is under no obligation to provide any consideration or remuneration in lieu of the grant, Vesting and/or exercise of Options.

All taxes, penalties, or interest imposed on any Optionholder due to any failure to comply with Section 409A of the Code or other tax rule shall be the Optionholder’s responsibility and no Member of the Group shall have any obligation to keep the Optionholder whole.  The Company shall not be liable for any action or determination made with respect to the Plan or any action or determination with respect to an Option or Options that results in such Options (individually or entirely) becoming subject to taxation or penalties under Section 409A of the Code.

Rule 12 shall be varied by adding the following:

“Change of Control” shall mean a change in the ownership of the Company, change in effective control of the Company or change in the ownership of a substantial portion of the Company’s assets, as such phrases are specifically defined by United States Treasury Regulations Section 1.409A-2(i)5(v), (vi) and (vii), as applicable to the terms herein and as may hereafter be amended.

Rule 12, definition of “Career Break” shall be varied by adding the following:

For US Optionholders, a Career Break shall only be recognized for purposes of this Plan if the Optionholder is reasonably expected to return to work with a Member of the Group after the expiration of the break and such break is approved by a Member of the Group in advance of the break’s onset.  The maximum recognized period for a Career Break will be six (6) months (or such longer period if the Optionholder has a legal or contractual right to return to work with a Member of the Group immediately following the expiration of the break), with a voluntary termination of employment considered to have taken place for purposes of the Plan for any such longer period.

Rule 12, subsection (iii) of the definition of “Member of the Group” shall be amended to read as follows:

(iii) Any other company which is associated with the Company, is so designated by the Designated Corporate Officer and is permitted to be included as an employer of US Optionholders for purposes of any relevant US securities laws’ registration statements.